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                                                                Exhibit 9(a)(12)
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[TCI Logo]                                                                  NEWS


FOR IMMEDIATE RELEASE
September 10, 1997
Contacts:  TCI Investor Relations, Linda J. Dill (303) 267-5048
           TCI Media Relations, LaRae Marsik or Joann Dobbs (303) 267-5273


                           TCI ANNOUNCES PRELIMINARY
                           -------------------------
                        RESULTS OF ITS EXCHANGE OFFERS
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ENGLEWOOD, COLORADO -- Tele-Communications, Inc. (TCI) announced today that its
Series A TCI Ventures Group Exchange Offer and its Series B TCI Ventures Group Exchange Offer (Exchange Offers) expired at 5 p.m. (New York City Time). The Company has been advised by its Exchange Agent, The Bank of New York, that both Exchange Offers have been oversubscribed.

The preliminary number of shares of Series A TCI Group Common Stock tendered for exchange was 520,971,076 resulting in a preliminary proration factor of approximately 36.213 percent. The preliminary number of shares of Series B TCI Group Common Stock tendered for exchange was 16,876,231 resulting in a preliminary proration factor of approximately 96.386 percent. The final proration factors will be announced after close of market on September 16. The final proration factors will be primarily impacted by shares that have been tendered via Notice of Guaranteed Delivery, which require three Nasdaq trading days to settle.

Shares of Series A TCI Group Common Stock and Series B TCI Group Common Stock, which have been tendered for exchange but which will not be accepted for exchange because of the oversubscriptions and the related proration, will be returned to the owners of such stock on or after September 18. To allow for trading in such tendered but not accepted shares until returned, a "When Distributed" market for such shares has been established on Nasdaq.
Accordingly, shares of Series A TCI Group Common Stock and Series B TCI Group Common Stock which were tendered in the Exchange Offers but not accepted may be traded on Nasdaq on a "When Distributed" basis under the symbols TCOAV and TCOBV, respectively. The Company took this action because it believes it will promote a more orderly and liquid market for shareholders. Any shares of Series A TCI Group Common Stock and Series B TCI Group Common Stock that were not tendered in the Exchange Offers may continue to be traded on Nasdaq "Regular Way" under the symbols TCOMA and TCOMB, respectively.

On September 17, TCI Ventures Group will begin to trade "Regular Way" on the National Market tier of the Nasdaq Stock Market with Series A and Series B TCI Ventures Group Common Stock, under the symbols TCIVA and TCIVB, respectively.
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The Bank of New York indicates they intend to deliver shares to the Depository
Trust Corporation (DTC) on September 18. On September 19, the Bank of New York will begin distributing stock certificates related to the Exchange Offers to shareholders of record.

Tele-Communications, Inc. is traded through the TCI Group and the Liberty Media Group common stocks. TCI Group is traded on the National Market tier of the Nasdaq Market (Nasdaq) with Series A and Series B TCI Group Common Stock, under the symbols of TCOMA and TCOMB, respectively. Also, the Company's Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock is traded on Nasdaq under the symbol TCOMP. Liberty Media Group is traded on Nasdaq with Series A and Series B Common Stock, under the symbols of LBTYA and LBTYB, respectively. Tele-Communications International, Inc., which is traded on Nasdaq under the symbol TINTA, is attributed to the TCI Ventures Group. TCI Communications, Inc., the Company's domestic communications subsidiary, trades its Cumulative Exchangeable Preferred Stock, Series A on Nasdaq under the symbol TCICP, its 8.72% Trust Originated Preferred Securities on the New York Stock Exchange under the symbol TFI/pr and its 10% and 9.72% Trust Preferred Securities on the New York Stock Exchange under the symbols TFII and TFIV, respectively. When issued, the Company has been advised by the Nasdaq Stock Market that its Series A and Series B TCI Ventures Group Common Stocks will be traded under the symbols TCIVA and TCIVB, respectively.